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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)(1)

                          IRI INTERNATIONAL CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    45004F10
                                 (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

      / /  RULE 13d-1(b)
      / /  RULE 13d-1(c)
      /X/  RULE 13d-1(d)

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(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 45004F10                    13G              PAGE   2   OF   2   PAGES
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       The Ansary Family Trust
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  / /
       (b)  / /
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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                           5      SOLE VOTING POWER

          NUMBER                  1,702,000
                           ----------------------------------------------------
        OF SHARES          6      SHARED VOTING POWER

       BENEFICIALLY               None
                           ----------------------------------------------------
         OWNED BY          7      SOLE DISPOSITIVE POWER

           EACH                   1,702,000
                           ----------------------------------------------------
        REPORTING          8      SHARED DISPOSITIVE POWER

       PERSON WITH                None
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,702,000
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       / /
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3 %
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1(a).  NAME OF ISSUER:

            IRI International Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1000 Louisiana
            Suite 5900
            Houston, Texas 77002

ITEM 2(a).  NAME OF PERSON FILING:

            The Ansary Family Trust

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o IRI International Corporation
            1000 Louisiana
            Suite 5900
            Houston, Texas 77002

ITEM 2(c).  CITIZENSHIP OR PLACE OF ORGANIZATION:

            Texas

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:

            45004F10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a) AMOUNT BENEFICIALLY OWNED:

            1,702,000

            (b) PERCENT OF CLASS:

            4.3 %

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

            1,702,000

            (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

            None
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            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            1,702,000

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            None

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATIONS.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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                                                       (Date)

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                                                    (Signature)

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                                                    (Name/Title)


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